FIRST LEASE AMENDMENT
This First Lease Amendment (this “Amendment”) is dated as of January 7, 2016 (the “Execution Date”), by and between SIR PROPERTIES TRUST, a Maryland real estate investment trust (“Landlord”), and MATTSON TECHNOLOGY, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
WHEREAS, Renco Equities IV, a California limited partnership (“Original Landlord”), and Tenant entered into that certain Industrial Space Lease, dated August 1, 2005, as modified by that certain First Addendum to Lease, dated August 1, 2005 (the “Addendum”), by and between Original Landlord and Tenant, as further modified by that certain Correction to Industrial Space Lease and First Addendum to Industrial Space Lease, dated September 30, 2005, by and among (a) James R. Blair and Donna R. Blair, Trustees under The Blair Restated Trust dated December 22, 1994, Gerald E. Hodnefield and Sherri J. Hodnefield, as Co-Trustees of the Hodnefield Community Property Trust u/d/t dated November 27, 2000, Donald E. Vermeil and Anne Vermeil, Trustees under Revocable Trust Agreement dated November 6, 1978, as amended, and William N. Neidig and Christy E. Neidig, Trustees of the Neidig Family Trust U/D/T dated July 25, 1986 (collectively, “Successor Landlord”), and (b) Tenant, as further modified by that certain Acceptance Agreement, dated December 28, 2005, by and between Tenancy-in-Common – Renco 38 (“Renco 38”) and Tenant, and as further modified by that certain Revised Acceptance Agreement, dated December 28, 2005, by and between Renco 38 and Tenant (as so amended, the “Lease”), pursuant to which Tenant currently leases certain premises located at 47131 Bayside Parkway, Fremont, California, as more particularly described in the Lease (the “Leased Premises”);
WHEREAS, Landlord has succeeded to the interests of Original Landlord, Successor Landlord and Renco 38 under the Lease; and
WHEREAS, Landlord and Tenant desire to amend the Lease, subject to and upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

1.Extension of Term. The Lease is hereby amended by deleting Section 1.1.F thereof (as modified) entitled “Intended Term” in its entirety and inserting the following in lieu thereof: “Approximately nineteen (19) years and seven (7) months, ending on the Lease Expiration Date.”
2.    Lease Expiration Date. The Lease is hereby amended by deleting Section 1.1.G thereof (as modified) entitled “Lease Expiration Date” in its entirety and inserting the following in lieu thereof: “December 31, 2026.”
3.    Base Monthly Rent. The Lease is hereby amended by adding the following to the end of Section 1.1.T thereof (as modified) entitled “Base Monthly Rent”: “Notwithstanding the foregoing, with respect to the portion of the term commencing on January 1, 2016, the term “Base Monthly Rent” shall mean the following:

Period	Base	Approximate Base Monthly Rental Rate Per Rentable Square Foot
	Monthly Rent
01/01/16 – 12/31/16	$130,946.40	$1.30
01/01/17 – 12/31/17	$134,874.79	$1.34
01/01/18 – 12/31/18	$138,921.03	$1.38
01/01/19 – 12/31/19	$143,088.67	$1.42
01/01/20 – 12/31/20	$147,381.33	$1.46
01/01/21 – 12/31/21	$151,802.77	$1.51
01/01/22 – 12/31/22	$156,356.85	$1.55
01/01/23 – 12/31/23	$161,047.56	$1.60
01/01/24 – 12/31/24	$165,878.99	$1.65
01/01/25 – 12/31/25	$170,855.36	$1.70
01/01/26 – 12/31/26	$175,981.02	$1.75”

4.    Rent Payments; Letter of Credit. The Lease is hereby amended to provide that all installments of Base Monthly Rent, Additional Rent, and all other amounts due to Landlord under the Lease shall be delivered to SIR Properties Trust, c/o The RMR Group LLC, P.O. Box 31001-2127, Dept. No. 700, Pasadena, California 91110-2127, or by electronic transfer to PNC Bank, Dept. No. 700, Account No. 8026300227, ABA No. 031207607. Landlord has advised Tenant that the Letter of Credit currently held under Section 2.6 of the Addendum shall expire on August 1, 2017. Tenant hereby acknowledges and agrees that pursuant to Section 2.6 of the Addendum, Tenant will maintain the Letter of Credit in effect (whether through replacement, renewal or extension) for the period throughout the term (as extended hereby) that continues until the Mattson Restoration Cost (which constitutes the Pre-Amendment Restoration Obligation) is paid to Landlord.
5.    Landlord Notice Address. The Lease (including, without limitation, Section 1.1.C thereof (as modified)) is hereby amended by deleting any addresses for notices and copies of notices to Landlord currently set forth in the Lease in their entirety and inserting the following addresses for notices to Landlord in lieu thereof:
SIR Properties Trust
c/o The RMR Group LLC
915 L Street, Suite 1250
Sacramento, California 95814

with a copy to:

SIR Properties Trust
c/o The RMR Group LLC
4181 Ruffin Road, Suite 101
San Diego, California 92123
Attention:  Lynn E. Schemmel

and to:

SIR Properties Trust
c/o The RMR Group LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention: Jennifer B. Clark.

6.    Representatives. The Lease is hereby amended by deleting Section 1.1.B thereof (as modified) entitled “Tenant’s Representative; Phone Number:” [NTD: This is not used anywhere else in the Lease] The Lease is also hereby amended by deleting Section 1.1.D thereof (as modified) entitled “Landlord’s Representative; Phone Number:” in its entirety.
7.    Options to Renew. The Lease is hereby amended to delete all options to renew (including, without limitation, Tenant’s option to renew pursuant to Section 15 of the Addendum) and all such options are of no further force or effect. Landlord and Tenant hereby agree that Tenant may, at its option and subject to the terms hereof, renew the term of the Lease for two (2) additional periods of five (5) years each (each, an “Extended Term”), provided that the Lease is in full force and, at the time of exercise of any such option to renew and at the time an Extended Term would begin, no event of default under the Lease is continuing or has occurred, beyond any applicable cure period, and no event or conditions exist which, with the giving of notice, the passage of time, or both, could mature into an event of material monetary default under the Lease. Each Extended Term shall be based upon the same terms and conditions contained in the Lease and this Amendment, except that (a) the Lease may not be renewed more often than as set forth above, (b) Landlord shall have no obligation to install improvements in the Leased Premises, and (c) the Base Monthly Rent for each Extended Term shall be at the Market Rate (as hereinafter defined) for the Leased Premises as of the commencement of such Extended Term. If Tenant elects to exercise any such option to renew, Tenant shall deliver written notice (each, “Tenant’s Election Notice”) to Landlord by certified mail, return receipt requested, no more than fifteen (15) months, but no less than twelve (12) months, prior to the expiration of the Lease or the prior Extended Term, as applicable. Any attempted exercise of any such option to renew made other than within the time period stated or in the manner stated shall be void and of no force or effect. In the event that Tenant does not or is not entitled to exercise an option to renew, Tenant shall have no further option to extend the term of the Lease, it being agreed that time is of the essence with respect to the giving of Tenant’s Election Notice. Tenant may only exercise its second Extended Term if Tenant previously exercised its first Extended Term in accordance with the terms hereof. As used herein, the term “Market Rate” shall mean the fair market monthly rental rate of the Leased Premises, as determined in accordance with the procedures set forth in Paragraph 4 of Section 15 of the Addendum. If the appointment of a real estate appraiser is required to appraise and determine the fair market monthly rental rate of the Leased Premises pursuant to Paragraph 4 of Section 15 of the Addendum, such appointment and appraisal shall be conducted in accordance with the procedures set forth in Paragraph 4 of Section 15 of the Addendum.
8.    Condition of Leased Premises; Tenant’s Work.
a.Tenant acknowledges that it is currently leasing the Leased Premises in its “as is” condition, and Tenant further acknowledges that the Leased Premises demised by the Lease are, as of the date hereof, appropriate for its use and occupancy throughout the term (as extended hereby) and that Landlord shall have no obligation to perform any alterations or improvements thereto, except as expressly provided in the Lease or this Amendment. Landlord, however, acknowledges that Tenant intends to perform alterations to the Leased Premises throughout the term (as extended hereby) in accordance with Article 6 of the Lease and this Paragraph 8, which may be in multiple projects over time (each such project shall be referred to herein as “Tenant’s Work”).

b.Notwithstanding anything to the contrary in the Lease, for any proposed Tenant’s Work for which Tenant wants to use Landlord’s Contribution (as defined below), Tenant shall, at its sole cost and expense, first submit a request to Landlord for conceptual approval of the Tenant’s Work which such request shall depict the proposed Tenant’s Work or alteration in such reasonable detail as to allow Landlord to generally identify the proposed Tenant’s Work (such as type of improvement, scope of work and location) (the “Concept Submission”). Thereafter, if requested by Landlord at the time Landlord approves of the Concept Submission, Tenant shall, at its sole cost and expense, cause to be prepared commercially reasonable plans and specifications (including those pertaining to architectural, mechanical, and electrical work as appropriate) based on the approved Concept Submission (or any logical evolution thereof) and shall submit the same for Landlord’s approval under Section 6.1 of the Lease. Landlord shall respond to any consent or approval request within twenty (20) business days and Landlord’s failure to provide or reasonably refuse its consent within such time period shall be deemed Landlord’s consent or approval to the proposed Tenant’s Work. Once commenced, Tenant’s Work shall be completed in a good and workmanlike manner; provided, however, that no submission by Tenant or approval by Landlord shall obligate Tenant to perform the Tenant’s Work, and Tenant may alter or reduce the scope of Tenant’s Work, subject to Landlord’s approval of the plans and specifications related to such changes.
c.Landlord shall provide Tenant with a contribution toward the cost of Tenant’s Work in an amount equal to the lesser of (i) the actual out-of-pocket cost of Tenant’s Work as shown by invoices of independent third party contractors (copies of which are delivered to Landlord), including architects and project managers and those costs incurred by Tenant under paragraph 8.b above, and (ii) One Million Three Hundred Eighty-Five Thousand Ten Dollars ($1,385,010.00) (such lesser amount being hereinafter referred to as “Landlord’s Contribution”). With Landlord’s prior written approval, which approval shall not be unreasonably withheld, Tenant shall be permitted to use up to an amount equal to Three Hundred Two Thousand One Hundred Eighty-Four Dollars ($302,184.00) of Landlord’s Contribution for furniture, furnishings, fixtures and equipment for use in the Leased Premises by Tenant.

d.Provided that a project of Tenant’s Work is complete and has been performed in compliance with all of the terms of the Lease and subject to the Conditions (as hereinafter defined), Landlord’s Contribution shall be payable by Landlord on or before the thirtieth (30th) day following Landlord’s receipt of all of the following items from Tenant: (i) copies of invoices for the portion of Tenant’s Work referenced in such requisition; (ii) copies of canceled checks evidencing Tenant’s payment of the same (or other reasonable evidence of payment by Tenant); and (iii) all appropriate lien release waivers (each in statutory form). Tenant shall complete Tenant’s Work and utilize Landlord’s Contribution prior to the third (3rd) anniversary of the Execution Date. Any portion of Landlord’s Contribution for which Tenant does not submit a requisition to Landlord in accordance with the foregoing by such date shall be forfeited by Tenant (and Landlord shall have no further obligation to provide such portion). The “Conditions” are that (A) there shall exist no event of default under the Lease, beyond any applicable notice and cure period, or event or conditions which, with the giving of notice, the passage of time, or both, could mature into an event of material monetary default under the Lease and (B) other than as expressly permitted hereunder, Landlord’s Contribution shall be applied towards building and interior improvements, including, but not limited to, permitting, planning, design, architecture and demolition costs, cabling, third party management fees and signage.

9.    Surrender and Restoration Work. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that the Mattson Restoration Cost (as defined in Section 2.6 of the Addendum) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Cap”) and shall also apply to Tenant’s performance of (a) the existing Mattson Restoration Obligation (as defined in Section 2.6 of the Addendum), (b) any General Surrender Work (as defined in Section 2.6 of the Addendum), (c) any improvements to the interior of the Leased Premises made pursuant to Section 6.1 of the Addendum, (d) any general purpose improvements to the interior of the Leased Premises made pursuant to Section 17 of the Addendum, and (e) any other alterations, improvements or restoration of, or relating to, currently existing conditions or made pursuant to currently existing obligations (collectively the “Pre-Amendment Restoration Obligation”). Landlord and Tenant acknowledge and agree that the Cap constitutes the entire liquidated amount of Tenant’s obligation to restore the Leased Premises under the Lease and this Amendment except the Post-Amendment Restoration Obligation and Tenant shall not be required to restore any alterations to the Leased Premises existing as of the date hereof to the extent in excess thereof. Subject to the preceding sentences, Landlord and Tenant further acknowledge and agree that any other alterations or improvements or any surrender or restoration obligations arising out of any other alterations or improvements performed by Tenant under the terms of the Lease and this Amendment after the Execution Date (including, without limitation, Tenant’s Work) (the “Post-Amendment Restoration Obligation”) (i) are completely independent of and not subject to the Cap and (ii) shall be subject to the terms of the Lease and this Amendment without reference to the Cap; provided, however, in no event shall Tenant be required to perform or pay for any scope of work in connection with the Post-Amendment Restoration Obligation that would have been covered by or included in the Pre-Amendment Restoration Obligation. Moreover, Tenant shall not be obligated to restore any alterations, improvements or fixtures in connection with the Post-Amendment Restoration Obligation, the removal of which is covered by or included in Pre-Amendment Restoration Obligation. Notwithstanding anything to the contrary in the Lease or this Amendment, (A) Tenant shall not be required to restore or otherwise repair the Leased Premises due to normal wear and tear, casualty or condemnation, or the presence of Hazardous Materials not released by Tenant, and (B) in connection with the Post-Amendment Restoration Obligation, Tenant shall not be required to remove any standard office alterations or improvements.
10.    Declaration of Trust. Landlord hereby notifies Tenant that the Declaration of Trust of Landlord provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.
11.    Brokerage Commission. Tenant and Landlord, each, represents and warrants to the other that it has dealt with no broker or finder in connection with the execution of this Amendment other than Savills Studley and JLL (collectively, “Brokers”) and Landlord is not and will not be responsible for the payment of any commissions or fees in connection with this Amendment (other than any commissions or fees which Landlord may owe Brokers pursuant to any separate written agreement between Landlord and Brokers). Tenant and Landlord, each, agrees to indemnify, protect, defend and hold the other (“Indemnitee”) harmless from and against any and all claims, liabilities, losses, demands, obligations, damages, judgments, costs or expenses (including, without limitation, attorneys’ fees, charges, disbursements and court costs) incurred by Indemnitee in connection with any claims for a commission or fee by any broker, agent or finder claiming to represent the other in connection with the execution of this Amendment (other than Brokers).
12.    Headings. The paragraph headings in this Amendment are for convenience only, and shall in no way define, modify or restrict the meaning or interpretation of the terms or provisions of this Amendment.
13.    Defined Terms. All capitalized terms used herein without definition shall have the meaning ascribed to them in the Lease (as amended hereby).
14.    Ratification of Lease. As amended hereby, the Lease is hereby ratified and confirmed. In the event of any inconsistency between the terms of the remainder of the Lease and this Amendment, the terms of this Amendment shall govern.
15.    No Lender. Landlord represents to Tenant that, as of the Execution Date, there is no Lender with any security interest encumbering the Leased Premises.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LANDLORD: SIR PROPERTIES TRUST, a Maryland real estate investment trust By: The RMR Group LLC, its manager By: /s/ Jennifer F. Francis Jennifer F. Francis Senior Vice President
TENANT: MATTSON TECHNOLOGY, INC., a Delaware corporation By: /s/ J. Michael Dodson Name: J. Michael Dodson Its: COO and CFO

759641.05B-LACSR01A - MSW